Exhibit 10.5

Pinnacle Bankshares Corporation

Directors’ Annual Compensation

As of December 31, 2009

Annual Retainer	Amount

Service as Director for the Company	$2,000
Service as Director for the Bank	$4,000

Additional Committee Chair Annual Retainer

Service as Chair of Audit Committee	$1,500
Service as Chair of Compensation Committee	$1,000

Meeting Fees (Non-Employee Directors)

Committee Meetings for the Company	$250 per meeting
Committee Meetings for the Bank	$250 per meeting